FIRST AMENDMENT TO
ADVISORY MANAGEMENT AGREEMENT
This First Amendment to Advisory Management Agreement (this “Amendment”) is entered into on December 29, 2025, to be effective as of January 1, 2026 (the “Amendment Date”) by and between MacKenzie Realty Capital, Inc., a Maryland corporation (the “Company”), together with its operating partnership, MacKenzie Realty Operating Partnership (the “Partnership”), and MacKenzie Real Estate Advisers, LP (f/k/a Lemon Creek Advisers, LP), a California limited partnership (the “Adviser”).
BACKGROUND
The Company is taxed as a real estate investment trust and invests its funds in investments permitted by the terms of the Company’s Articles of Incorporation and the Internal Revenue Code. To facilitate the achievement of these objectives, the Company entered into an Advisory Management Agreement with the Adviser on January 1, 2021 (the “Agreement”), pursuant to which the Company engaged the Adviser to provide investment advisory services and related assistance and facilities. The Agreement has been extended from year-to-year since its initial effective date.
Considering the evolution of the Company, its assets, operations, business, and objectives, the Company and Adviser wish to amend the Agreement on the terms and conditions set forth in this Amendment. Therefore, the parties agree as follows:
ARTICLE I
DEFINITIONS
Capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the meanings given to them in the Agreement. In addition, the following defined terms used in this Amendment shall have the meanings specified below:
Adjusted Cost. The lesser of (a) the Asset Purchase Price (as defined in the Agreement) of an Asset or (b) the fair market value of the Asset, with fair market value determined by the most recent appraisal of the Asset being valued. If an Asset has not undergone a post-acquisition appraisal, then the Asset Purchase Price of the Asset shall be deemed the fair market value of the Asset.
AFFO. Funds from operations (FFO) as defined in accordance with the definition used by the National Association of Real Estate Investment Trusts (“NAREIT”) but excluding the impact of straight-line rent, above/below-market leases, amortization of loan fees, mark-to-market debt adjustments, capital expenditures, and certain other non-recurring expenditures that are capitalized and then amortized.
Assets.  Total gross assets owned by the Company, directly or indirectly through one or more of its Affiliates or Joint Ventures, including real estate assets, cash and cash equivalents, restricted cash, investments, and other items listed under “assets” on the Company’s consolidated balance sheet.

AUM.  The aggregate Adjusted Cost of the Company’s Assets, including wholly owned and partially owned Assets, measured for purposes of calculating the Base Management Fee on the first day of each calendar month.
Base Management Fee. The base fee paid monthly by the Company to the Adviser for its services under the Agreement, as determined pursuant to and described in Section 3.1(a) of this Amendment.
Bonus Management Fee. The fee, in addition to the Base Management Fee, paid quarterly by the Company to the Adviser after each quarter during which the Company generates AFFO, as determined pursuant to and described in Section 3.1(b) of this Amendment.
Cause. (i) Adviser engages in any act that constitutes bad faith, fraud, willful misconduct or gross negligence in the performance of its obligations under this Agreement; (ii) a default by Adviser in the performance or observance of any material term, condition or covenant contained in this Agreement to be performed by Adviser, the consequence of which is a Material Adverse Effect proximately and directly caused by such default; (iii) Adviser is convicted of a felony; (iv) any executive officer or senior manager of Adviser is convicted of a felony or other crime, whether or not a felony, involving his or her duties as an employee of Adviser and who is not promptly discharged and any actual loss suffered by the Company as a result of such felony or crime is not promptly reimbursed; (v) any involuntary proceeding is commenced against Adviser seeking liquidation, reorganization or other relief with respect to Adviser or its debts under bankruptcy, insolvency or similar law and such proceeding is not dismissed in one hundred twenty (120) days; or (vi) Adviser authorizes the commencement of a voluntary proceeding seeking liquidation, reorganization or other relief with respect to Adviser or its debts under bankruptcy, insolvency or similar law or the appointment of a trustee, receiver, liquidator, custodian or similar official of Adviser or any substantial part of its property.
                                 ARTICLE II
THE ADVISER
Section 2.1 Re-Appointment.  The Company hereby re-appoints the Adviser to serve as its Adviser on the terms and conditions set forth in the Agreement, as modified by this Amendment, and the Adviser hereby accepts such appointment.
Section 2.2 Re-Affirmation of Duties of the Adviser.  The Adviser, as a fiduciary of the Company, shall continue to perform all duties described in the Agreement.
Section 2.3 Authority of Adviser. The Adviser shall continue to exercise all authority granted under the Agreement, subject to the limitations and restrictions set forth in the Agreement.
ARTICLE III
COMPENSATION AND REIMBURSEMENT OF SPECIFIED COSTS
Section 3.1 Fees.  Section 3.1 of the Agreement shall hereby be deleted in its entirety and replaced with the following: The following fees shall be paid to the Adviser.

(a) Base Management Fee.  In lieu of an Asset Management Fee, the Company shall pay the Adviser a monthly Base Management Fee, in advance within ten (10) days after the beginning of each calendar month, equal to one and one-quarter percent (1.25%) of AUM for the quarter ending as reported in the most recently filed quarterly report, divided by 12. In the process of preparing and filing the Company’s financial statements with the SEC for a given quarter, the Adviser and Company will “true-up” any calculations of AUM for the quarter and make necessary adjustments.  The Adviser acknowledges that this Base Management Fee supersedes and replaces the Asset Management Fee. From and after the Amendment Date, the Adviser shall have no further entitlement to an Asset Management Fee.
(b) Bonus Management Fee. In addition to the Base Management Fee, the Company shall pay the Adviser a quarterly Bonus Management Fee for a given quarter within 3 days after the date on which the financial statements for the prior quarter are “filed” with the SEC. The amount of the Bonus Management Fee for each such quarter shall be determined by multiplying the AFFO from the prior quarter by five (5%). The fee shall be earned in the quarter it is actually calculated based upon the prior quarter’s AFFO.  The Adviser acknowledges that this Bonus Management Fee supersedes and replaces the Acquisition Fees and Subordinated Incentive Fee. From and after the Amendment Date, the Adviser shall have no further entitlement to an Acquisition Fee or Subordinated Incentive Fee.
                                  ARTICLE IV
TERM AND TERMINATION
Section 4.1 Term; Renewal.  Section 4.1 of the Agreement shall hereby be deleted in its entirety and replaced with the following: This Agreement, as modified by this Amendment, shall continue for five years from the Amendment Date; provided, however, that on or around each anniversary of the Amendment Date, the Company will revisit the Agreement to decide whether to extend the expiration date by one year (thereby “reviving” the five-year term of the Agreement), or to not extend the term. The Company retains complete discretion over the decision to extend (or not extend) the term of the Agreement, and will notify the Adviser of its decision no later than November 30 of each calendar year.
Section 4.2 Fees for Non-Renewal. If, prior to November 30 of any year, the Company does not extend the term of the Agreement for an additional year as described in Section 4.1 above, the Adviser shall have the right at any time thereafter to (a) terminate the Agreement upon notice to the Company, in which case the Company shall be required to pay Adviser an early termination fee equal to the Base Management Fee paid for the month prior to termination multiplied by 24, or (b) continue the Agreement for the remaining term and increase the Base Management to two percent (2%) of AUM for the remainder of the term of the Agreement.
Section 4.3  Termination.
4.3.1 Termination for Cause.  Notwithstanding any other provision of this Agreement to the contrary, this Agreement, as modified by this Amendment, or any extension thereof, may be terminated prior to the expiration of the term by the Company for Cause, immediately upon written notice to Adviser (such termination, a “Termination for Cause”), without payment of the fee under Sections 4.2 or 4.3.2.

4.3.2 Elective Termination.  If the Company elects to terminate this Agreement, it must pay the Adviser within 30 days a termination fee equal to three (3) times the fees calculated under Section 3.1 for the 12 months prior to such termination.
                                   ARTICLE V
MISCELLANEOUS
Section 5.1 Affirmation of Miscellaneous Provisions.  All miscellaneous provisions set forth in Section 5 of the Agreement shall continue in full force and effect.
Section 5.2 Affirmation of Agreement. Except as expressly set forth in this Amendment, the Agreement will continue in full force and effect.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

MACKENZIE REALTY CAPITAL, INC.

By:
Robert Dixon, President

MACKENZIE REAL ESTATE ADVISERS, LP

By:	LCA-GP, LLC, its General Partner

By:
Glen Fuller, Managing Director